Exhibit 99.1

PHOTOP TECHNOLOGIES, INC.

FINANCIAL STATEMENTS

As of and for the year ended December 31, 2009

PHOTOP TECHNOLOGIES, INC.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Photop Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Photop Technologies, Inc. (the “Company”) and its subsidiaries (together, the “Group”) as of December 31, 2009 and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Photop Technologies, Inc. at December 31, 2009, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

March 19, 2010

PHOTOP TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEET

(Amounts in $000 except for number of shares and per share data)

	Note	December 31, 2009
Assets
Current assets
Cash and cash equivalents		$9,549
Accounts receivable	B	15,784
Inventories	C	6,855
Prepaid and other current assets	D	2,422
Deferred tax assets	L	1,361

Total Current Assets		35,971

Property, plant and equipment, net	E	23,162
Goodwill		948
Other intangible assets, net	F	746
Deferred tax assets	L	1,348

Total Assets		$62,175

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable		$5,649
Accrued payroll and staff related expenses		3,313
Share-based compensation liability	K	1,171
Convertible redeemable preferred stock	J	8,342
Accrued expenses		1,344
Other current liabilities		1,682

Total Current Liabilities		21,501
Deferred tax liabilities	L	1,095

Total Liabilities		22,596

Commitments and contingencies

Shareholders’ Equity:
Common stock, par value $0.001 per share; authorized 170,000,000 shares; 127,433,725 shares issued and outstanding		127
Additional paid-in capital		6,139
Accumulated other comprehensive income		4,342
Retained earnings		28,971

Total Shareholders’ Equity		39,579

Total Liabilities and Shareholders’ Equity		$62,175

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOP TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF INCOME

(Amounts in $000)

	Note	For the Year Ended December 31, 2009

Revenues
Revenue from sales of products		$55,710
Revenue from manufacturing service		2,379

Total Revenues		58,089

Cost of revenues		(38,546)

Gross profit		19,543

Operating expenses
Internal research and development		(4,301)
Sales and marketing		(3,138)
General and administrative		(4,096)

Total operating expenses		(11,535)

Income from operations		8,008

Interest income		58
Interest expense		(248)
Other income		753
Other expense		(1,085)

Total other income (expense)		(522)

Profit before income taxes		7,486
Income taxes	L	(1,896)

Net Income		5,590
Accretion of preferred stock		(1,078)

Income attributable to common stockholders		$4,512

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOP TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in $000)

For the Year Ended December 31, 2009
Cash Flows from Operating Activities:
Net income	$5,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,592
Amortization	278
Share-based compensation expense	737
Foreign exchange gain	(15)
Deferred income taxes	414
Impairment loss of property, plant and equipment	892
Increase (decrease) in cash from changes in:
Accounts receivable	(3,690)
Inventories	4,274
Accounts payable	(348)
Income taxes payable	286
Other operating net assets	2,341

Net cash provided by operating activities	18,351

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(2,628)

Net cash used in investing activities	(2,628)

Cash Flows from Financing Activities:
Repayments on short-term borrowings	(7,900)
Redemption of preferred stock	(8,234)

Net cash used in financing activities	(16,134)

Net decrease in cash and cash equivalents	(411)

Cash and cash equivalents at beginning of period	9,960

Cash and cash equivalents at end of period	$9,549

Cash paid for interest	$140
Cash paid for income taxes	$(1,226)

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOP TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in 000)

	Common Stock Shares	Common Stock Amount	Additional paid-in capital	Accumulated other comprehensive income	Retained Earnings	Shareholders’ Equity
Balance - January 1, 2009	127,434	$127	$6,139	$4,323	$24,459	$35,048

Net income	—	—	—	—	5,590	5,590

Accretion of preferred stock	—	—	—	—	(1,078)	(1,078)
Foreign currency translation adjustment	—	—	—	19	—	19

Balance - December 31, 2009	127,434	$127	$6,139	$4,342	$28,971	$39,579

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOP TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

The accompanying consolidated financial statements consist of the financial statements of Photop Technologies, Inc. (the “Company” or “Photop”) and its subsidiaries. The Company and its subsidiaries are collectively referred to as the “Group”.

The Group’s principal activities are manufacturing of crystal materials, optics, microchip lasers and optoelectronic modules for use in optical communication networks and other diverse consumer and commercial applications to customers in the People’s Republic of China (“PRC”) and international markets.

BASIS OF PRESENTATION

The Company was incorporated under the laws of the Cayman Islands on September 6, 2000. On November 16, 2000, the Company acquired all of the equity interest in Koncent Communications Inc. (“Koncent”), a pre-existing operating company. At the time of the acquisition, both the Company and Koncent were owned by the same group of shareholders with each shareholder holding the same non-controlling ownership percentage in each company. The transaction was deemed to lack substance as the ownership percentage of each shareholder was the same before and after the transaction and there was no controlling interests formed as a result of the transaction. Accordingly, the acquisition was accounted for in a manner similar to a pooling-of interest with the assets and liabilities of Koncent stated at their historical amounts in the consolidated financial statements.

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated. Results of acquired subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases.

FOREIGN CURRENCY

The functional currency of the Company and each of its subsidiaries is Renminbi (RMB), except for Photop Technologies, Inc. (USA) which is the U.S. dollar, as determined based on the criteria of Accounting Standards Codification (“ASC”) 830 “Foreign Currency Matters”. Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are remeasured at the balance sheet date exchange rate. Exchange gains and losses are recognized in the consolidated statement of income.

The accompanying consolidated financial statements are presented in U.S. dollar. Assets and liabilities of the Company and each of its subsidiaries except for Photop Technologies, Inc. (USA) are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded in other comprehensive income as a component of shareholders’ equity.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in the Company’s consolidated financial statements included, but are not limited to, useful lives of property plant and equipment, useful lives of intangible assets, impairment of property, plant and equipment, allowance for doubtful accounts, inventory allowance, share-based compensation expense and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use, and which have original maturities less than three months.

PROVISION FOR DOUBTFUL ACCOUNTS

An allowance for doubtful accounts is recorded in the period in which collection is determined to be not probable based on an assessment of specific evidence indicating troubled collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable are written off after all collection efforts have ceased.

INVENTORIES

Inventories are valued at the lower of cost or market value. Cost is determined by the weighted average method. Raw material cost is based on purchased costs while work-in-progress and finished goods comprise of direct materials, direct labor and an allocation of manufacturing overhead costs. The Group provides estimated inventory allowance for excessive, slow-moving and obsolete inventories as well as inventories whose carrying value is in excess of estimated net realizable value. Inventories are net of reserves totaling $2.0 million at December 31, 2009.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Leasehold improvements	the shorter of the lease term or the useful life
Machinery and equipment	5 years

PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extends the useful life of the property, plant and equipment are capitalized as additions to the related assets. Retirement, sales and disposals of property, plant and equipment are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the consolidated statement of income.

Capitalized costs related to assets under construction are not depreciated until construction is complete and the asset is ready for its intended use.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired and liabilities assumed in a business combination. Intangible assets resulting from the acquisitions of entities accounted for using the acquisition method of accounting are estimated by management based on the fair value of assets received. Identifiable intangible assets comprise technology, trade name and customer relationships. Identifiable assets are amortized using the straight-line method over the estimated useful lives ranging from five to ten years. In accordance with U.S. GAAP, goodwill is not subject to amortization. Rather, the Company evaluates goodwill at the reporting unit using the fair value approach for impairment at least annually, or more frequently if events or changes in circumstances suggest that the carrying amount may not be recoverable. The Company utilizes a two-step method to perform a goodwill impairment review. In the first step, the Company determines the fair value of the reporting unit using expected future discounted cash flows and estimated terminal values. If the net book value of the reporting unit exceeds the fair value, the Company would then perform the second step of the impairment test which requires allocation of the reporting unit’s fair value of all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. The implied fair value of the goodwill is then compared to the carrying value to determine impairment, if any. Based on the results of the analysis, the Company’s goodwill of $0.9 million as of December 31, 2009 was not impaired.

IMPAIRMENT OF LONG-LIVED ASSETS

The Group evaluates its long-lived assets or asset group for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of a group of long-lived assets may not be recoverable. When these events occur, the Group evaluates the impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. During the year ended December 31, 2009, the Company recorded $0.9 million of an impairment loss on long-lived assets due to excess capacity based upon customer product demands relating to a particular product line.

REVENUE RECOGNITION

The Group records revenue related to the sale of crystal materials, optics, microchip lasers and optoelectronic modules for use in optical communication networks and other diverse consumer and commercial applications when the criteria of Staff Accounting Bulletin No. 104 “Revenue Recognition” are met. These criteria include all of the following: persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

More specifically, for domestic sales, the majority of the Company’s contracts provide that products are considered delivered when they reach customer’s destination and are signed-for by the customer. For export sales, products are considered delivered when the goods have passed over the ship’s rail at the named port of shipment, after which the customer bears all costs and risks of loss or damage to the goods.

The Group provides for the estimated cost of product warranties and returns at the time revenue is recognized. It estimates the costs of its warranty and return obligations based on its historical experience of known product failure rates, use of materials to repair or replace defective products and service delivery costs incurred in correcting product failures. The provision for the product warranties and returns is not significant based on the Group’s historical experience.

Revenue is recognized net of all value-added taxes imposed by governmental authorities and collected from customers concurrent with revenue-producing transactions.

Manufacture and Supply Agreement

Koncent, a subsidiary of Photop, and Corning Specialty Materials, Inc. (“Corning”) entered into Manufacture and Supply Agreements (the “Agreements”) in November 2003 and April 2008. Under the Agreements, Corning and Koncent formed a manufacturing relationship by which Koncent manufactures optical products on behalf of Corning. Koncent has concluded that it will record revenue incurred under the Agreement on a net basis, which management believes is consistent with the concepts contained in ASC 605-45 “Revenue Recognition, Principal Agent Considerations”.

The Agreements meet the criteria set forth in ASC 840 “Leases” and contain an embedded operating lease component on assets used in the production process. Other than the lease component, Koncent also provides manufacturing services and equipment maintenance services. The entire amount of revenue generated from the Agreements has been included in Revenues from Manufacturing Services in the Consolidated Statement of Income.

INCOME TAXES

The Group accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME TAXES (CONTINUED)

Effective January 1, 2007, the Group adopted FASB ASC 740 “Income Taxes” to account for uncertainty in income taxes. FASB ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing recognition and a measurement thresholds a tax position is required to meet before being recognized in the financial statements. The cumulative effects of applying FASB ASC 740, if any, is recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Group’s adoption of FASB ASC 740 did not result in any adjustment to the opening balance of the Group’s retained earnings as of January 1, 2007.

Under ASC 740, the Company classifies interest and penalties associated with uncertain tax positions, if and when required, as an element of income tax expense.

LEASES

Leases are classified at the inception date as either a capital lease or an operating lease. A lease is a capital lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date.

For operating leases in which the Company is the lessee, rental payments are expensed as incurred. For operating leases in which the Company is the lessor, lease income is recognized over the term of the lease on a straight-line basis. The Group has no capital lease for the year ended December 31, 2009.

The Company applies the provisions of ASC 840 “Leases” in determining whether an arrangement meets the definition of a lease. An arrangement contains a lease if fulfillment of that arrangement is dependent upon the use of specific property, plant, or equipment and it conveys the right to control the use of the specific property, plant, or equipment to the purchaser. If it is determined that an arrangement contains a lease, then it is separated into its lease and non-lease components using the relative fair value method, with each component accounted for separately.

RESEARCH AND DEVELOPMENT

Internal research and development costs and costs not related to customer and government funded research and development contracts are expensed as incurred.

GOVERNMENT GRANTS

Government grants are recognized when received and all the conditions for their receipt have been met. Government grants that compensate the Group for expenses incurred are recognized as a reduction of expenses in the consolidated statement of income in the same period in which the related expenses are incurred. Grants that are not associated with expenses incurred or to be incurred are recognized as income. There are no conditions or performance obligations attached to these government grants and once received, are not refundable. The government grants recognized during the year ended December 31, 2009 amounting to $0.5 million were recorded in other income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, share-based compensation liability and convertible redeemable preferred stock. The fair values of financial instruments that are not actively traded are based on market prices of similar instruments and/or valuation techniques using market assumptions. Although management uses its best judgment in estimating the fair value of these instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein do not necessarily indicate the amounts that the Group could realize in current transactions.

The carrying value of these financial instruments, other than share-based compensation liability and convertible redeemable preferred stock, approximate their fair values due to their short term maturities. The share-based compensation liability is remeasured at fair value at each reporting date. The convertible redeemable preferred stocks were initially recognized at fair value upon issuance and subsequently adjusted to the redemption value using the effective interest rate method. Fair value is determined by management with the assistance of an independent third party valuation firm.

SHARE-BASED COMPENSATION

Certain members of the Group’s employees participate in the Company’s share options program, which is more fully described in Note K. The Company did not issue any share options prior to January 1, 2006. Effective January 1, 2006, the Group adopted ASC 718 “Compensation – Stock Compensation” (formerly SFAS No. 123 (Revised 2004), “Share-Based Payment”). In accordance with ASC 718, the Company determines whether a share option should be classified and accounted for as a liability award or an equity award. All grants of share options to employees classified as equity awards are recognized in the financial statements based on their grant date fair values. All grants of share options to employees classified as liability awards are remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expense in order to properly reflect the cumulative expense based on the current fair value of the vested options over the vesting period. The Group recognizes share-based compensation expense using the accelerated recognition method over the requisite service period of the award. Fair value is determined by management with the assistance of an independent third party valuation firm.

ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any.

The Group uses the “Enhanced FAS 123” Binomial Model in determining the fair value of the options granted.

COMPREHENSIVE INCOME

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Comprehensive income is reported in the consolidated statement of shareholders’ equity. Comprehensive income of the Group includes net income and foreign currency translation differences for the year ended December 31, 2009.

RECENT ACCOUNTING PRONOUNCEMENTS

On April 1, 2009, the FASB approved FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, which amends Statement 141(R), as incorporated into Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”), and eliminates the distinction between contractual and non-contractual contingencies. Under the updated standard an acquirer is required to recognize at fair value an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, the acquirer applies the recognition criteria in Accounting Standards Codification Topic 450, “Contingencies” (“ASC 450”)(No. 5, Accounting for Contingencies and Interpretation 14, “Reasonable Estimation of the Amount of a Loss – and interpretation of FASB Statement No. 5,”) to determine whether the contingency should be recognized as of the acquisition date or after it. This guidance is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of such standard has not had a material impact on the consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” (“ASC 855-10”) which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements. The statement is effective for interim and annual periods ended after June 15, 2009. The standard was subsequently amended by ASU 2010-09 which exempts an entity that is an SEC filer from the requirement to disclose the date through which subsequent events have been evaluated.

In June 2009, the FASB issued FASB Accounting Standards Update (ASU) 2009-01, which amends ASC Topic 105, “Generally Accepted Accounting Principles” (“Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162,” ) , which establishes the FASB Accounting Standards Codification TM (“Codification”) as the source of authoritative generally accepted accounting principles in the United States (“GAAP”) for nongovernmental entities. The Codification does not change GAAP. Instead, it takes the thousands of individual pronouncements that currently comprise GAAP and reorganizes them into approximately 90 accounting Topics, and displays all Topics using a consistent structure. Contents in each Topic are further organized first by Subtopic, then Section and finally Paragraph. The Paragraph level is the only level that contains substantive content. Citing particular content in the Codification involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure. FASB suggests that all citations begin with “FASB ASC”. Changes to the ASC subsequent to June 30, 2009 are referred to as Accounting Standards Updates (“ASU”).

In October 2009, the FASB issued ASU No. 2009-13 (“ASU 2009-13”), Multiple-Deliverable Revenue Arrangements. ASU 2009-13 amends ASC sub-topic 605-25 (“ASC 605-25”), Revenue Recognition: Multiple-Element Arrangements, regarding revenue arrangements with multiple deliverables. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Group does not expect the adoption of ASU 2009-13 will have a material impact on the consolidated financial statements.

CONCENTRATIONS OF RISK

Concentration of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk primarily consist of cash and cash equivalents and accounts receivable. The Group has $9.5 million in cash and cash equivalents of which $5.6 million is denominated in RMB and deposited with financial institutions in the PRC. Since the global financial crisis during the third quarter of 2008, the risk of bankruptcy of those banks in which the Group has deposits has increased significantly. In the event of bankruptcy of one of these financial institutions, it may be unlikely to claim its deposits back in full. The Group continues to monitor the financial strength of the financial institutions.

Accounts receivable are typically unsecured and derived from revenue earned from customers, which are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances. The Group maintains reserves for estimated credit losses and these losses have generally been within its expectations.

Currency convertibility risk

A significant portion of the Group’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Foreign currency exchange rate risk

The Group’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents, accounts receivable and convertible redeemable preferred stock denominated in the U.S. dollar. Since July 21, 2005, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Any significant fluctuation of U.S. dollar and RMB exchange rate may adversely affect the cash flows, revenues, incomes and financial position of the Group.

Note B - ACCOUNTS RECEIVABLE

The components of accounts receivable net of reserves were as follows:

December 31,	2009
($000)
Accounts receivable	$16,081
Allowance for doubtful accounts	(297)

$15,784

The movement in the allowance for doubtful accounts was as follows:

December 31,	2009
($000)
As of January 1, 2009	182
Amounts charged to income	181
Write-offs	(66)

As of December 31, 2009	$297

Note C - INVENTORIES

The components of inventories net of reserves were as follows:

December 31,	2009
($000)
Raw materials	$2,729
Work in progress	1,666
Finished goods	2,460

$6,855

The movement in inventory reserve was as follows:

December 31,	2009
($000)
As of January 1, 2009	1,114
Amounts charged to income	868

As of December 31, 2009	$1,982

Note D - PREPAYMENTS AND OTHER CURRENT ASSETS

The components of prepayments and other current assets were as follows:

December 31,	2009
($000)
Prepaid expenses	$509
Deposits	206
Value-added tax recoverable	444
Other receivables	1,263

$2,422

Note E - PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment at cost or valuation consist of the following:

December 31,	2009
($000)
Leasehold improvements	$14,863
Machinery and equipment	41,554

56,417

Less: Accumulated depreciation	(34,186)

22,231

Construction in progress	931

$23,162

Depreciation expense was $7.6 million for the year ended December 31, 2009.

Note F - OTHER INTANGIBLE ASSETS

Intangible assets consist of the following:

December 31, 2009	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Book Value
($000)	(In years)
Technology	5-10	$1,149	$(640)	$509
Trade name	10	203	(109)	94
Customer relationships	5- 6	621	(478)	143

Total		$1,973	$(1,227)	$746

Amortization expense of intangible assets for the year ended December 31, 2009 amounted to $0.3 million.

The future amortization of intangible assets is as follows:

Year Ending December 31,
($000)
2010	235
2011	218
2012	107
2013	107
2014	54
Thereafter	25

Note G - DEBT

The Company has a credit facility of RMB68 million (approximately $10 million) from a major Chinese financial institution. The credit facility expires October 2010 and bears interest at the prevailing market rate. The credit facility is secured by substantially all of the Company’s property, plant and equipment. At December 31, 2009, there were no borrowings under the facility.

Note H - STATUTORY RESERVES

In accordance with the Law of the PRC on Foreign Invested Enterprises and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A non wholly-own foreign invested enterprise is permitted to provide the above allocation of annual after-tax profit at the discretion of its board of directors. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

Note H - STATUTORY RESERVES (CONTINUED)

Certain of the Company’s subsidiaries were established as wholly-owned foreign invested enterprises and therefore are subject to the above mandated restrictions on distributable profits. Amounts of $6.9 million have been appropriated to the reserve fund as of December 31, 2009.

Note I - EMPLOYEE BENEFIT

The full-time employees of the Company’s PRC subsidiaries are entitled to staff welfare benefits including medical care, housing fund, unemployment insurance and pension benefits. These entities are required to accrue for these benefits based on certain percentages of the employees’ salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make contributions to the state-sponsored plans out of the amounts accrued. The total amounts for such employee benefits, which were expensed as incurred, were $2 million for the year ended December 31, 2009.

Note J - CONVERTIBLE REDEEMABLE PREFERRED STOCK

On April 20, 2007, the Company issued 18,928,769 Series A convertible redeemable preferred stock (“CRPS”) with a par value of $0.001 per share for $0.7132 per share for a total consideration of $13.5 million. As of December 31, 2009, the Company had 9,464,384 shares of CRPS outstanding.

i) Conversion

With written notice by the holders representing 50% or more of the outstanding CRPS, each CRPS is convertible at any time into shares of common stock by dividing $0.7132 by the applicable conversion price. The initial conversion price is $0.7132 which is subject to adjustment should the Company subsequently issue options, convertible instruments or other additional common shares at a consideration per share that is less than the conversion price in effect. The CRPS are automatically convertible into shares of common stock of the Company upon the closing of a Qualified Public Offering (as defined by the CRPS agreement).

ii) Contingent Redemption

If any one of the following events occurs and investors representing 50% or more of the CRPS decide to redeem the CRPS, then the CRPS will be redeemable for cash in whole or in part:

(i)	if a Qualified Public Offering (as defined by the CRPS agreement) does not take place within two years and six months of the issuance of the CRPS.

(ii)	if a Deemed Liquidation Event ( as defined by the CRPS agreement) of the Company does not take place within two years and six months of the issuance of the CRPS.

Note J - CONVERTIBLE REDEEMABLE PREFERRED STOCK (CONTINUED)

The redemption price is equal to the issuance price of $0.7132 per share plus 8% compounded annually plus any declared but unpaid dividends less the amount of any preferred dividend declared and paid. The redemption price is adjusted following the occurrence of a Non-IPO event to $0.7132 per share plus 13.5% compounded annually plus any declared but unpaid dividends less the amount of any preferred dividends declared and paid. A Non-IPO Event is defined as any time on or following the end of the three-year period following the CRPS issuance date, the Company, (i) for any consecutive twelve month period records, (y) the total net income for such period is equal to or greater than $15 million, and (z) the ratio of total net income for such period to total revenue for such period is greater than or equal to 10%; and (ii) is not actively pursuing a Qualified Public Offering.

iii) Liquidation Preference

CRPS holders are entitled to a liquidation preference over holders of common stock. In the event of a liquidation event, each CRPS holder will receive a preference amount equal to the CRPS issuance price of $0.7132 per share plus 11% compounded annually plus any declared but unpaid dividends up to 150% of issuance price.

The CRPS were initially classified as mezzanine equity as these shares were redeemable at the option of the holders on or after an agreed upon date. The Company uses the effective interest method to adjust the CRPS from its initial carrying value to the redemption amount over the period from the issuance date to the earliest redemption date (October 20, 2009).

The Company evaluated the CRPS to determine if there were any embedded derivatives requiring bifurcation and to determine if there was a beneficial conversion feature. The conversion option of the CRPS does not qualify for derivative accounting because the underlying common stock is not publicly traded nor readily convertible into cash. The redemption option of the CRPS does not qualify for derivative accounting because the redemption option is considered clearly and closely related to the CRPS.

Beneficial conversion features exist when the conversion price of the CRPS is lower than the fair value of the common shares at the commitment date. When a beneficial conversion feature exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the CRPS as a contribution to additional paid-in capital. The resulting discount to the CRPS is then adjusted to the redemption value to the earliest conversion dates using the effective interest method as a deemed dividend through retained earnings. The market value of the Company’s common stock on the commitment date was $0.68 per share as determined by management with the assistance of an independent valuation firm, which is lower than the conversion price of $0.7132 per share and therefore, no beneficial conversion feature existed on the commitment date. There was no subsequent adjustment to the conversion price.

On October 28, 2009, as a condition precedent to the Company’s sale of its entire equity interest to II-VI Incorporated on January 4, 2010 (see Note O), the Company entered into a Redemption Agreement with the holders of the CRPS to redeem the CRPS at a price equal to the issuance price of $0.7132 per share plus 8% compounded annually. Upon signing of the Redemption Agreement, the Company reclassified the then carrying value of the CRPS from mezzanine equity to a current liability. The total redemption price was $16.6 million, of which $8.3 million was paid in November 2009 and $8.3 million was paid in January 2010.

Note K - SHARE-BASED COMPENSATION

The Company adopted a Share Incentive Plan (the “Plan”) in 2006 which allows the Company to grant share incentive awards to employees, officers, directors or individual consultants or advisors who render services to the Company. The options are granted with exercise prices equal to $0.18 and $0.77 per option, as determined by the Board of Directors at the date of grant, and expire after 10 years, with vesting occurring 25% upon each anniversary of the grant. The options are exercisable if they are (i) vested, (ii) only upon the earlier of the occurrence of a Liquidity Event (defined as an asset sale, a share sale, a merger transaction or an initial public offering) or the expiration of the term of the option, and (iii) the grantee is employed at the time of exercise. The options contain a call option for the Company to repurchase the shares (the “Repurchase Right”) within ninety days after the date of the option exercise based on the book value of net assets of the Group on the last day of the fiscal year before the repurchase right is exercised by the Company. The Company has accounted for these options as a liability award based on the expectation that this Repurchase Right would be exercised, which are fair valued each period, with changes in fair value recognized in the Consolidated Statement of Income. The Company recognized share based compensation expense using the accelerated method for all option granted with graded vesting over 10 years, the requisite service period.

In December 2009, in conjunction with the pending sale of the Company to II-VI Incorporated (see Note O), the Company repurchased all of its outstanding stock options, the terms of which were agreed with grantees and approved by the Board of Directors. The repurchase price is $0.68 per option less the applicable exercise price per option, provided that if the result of such calculation of any option was less than zero, the Company is not obligated to pay any consideration to repurchase such option.

As of December 31, 2009, there were a total of 4,857,566 options outstanding, of which 2,342,800 options had an exercise price of $0.18 per option and 2,514,766 options had an exercise price of $0.77 per option. No options were granted, exercised, forfeited, cancelled, or expired during the year ended December 31, 2009. All 4,857,566 options outstanding as of December 31, 2009 were subject to the repurchase, and the Company recognized a $1.2 million liability for the repurchase of such options, which represents the consideration payable to settle the 2,342,800 options with an exercise price of $0.18 per option. The options with an exercise price of $0.77 per option were effectively forfeited because the repurchase price, less the applicable exercise price per option, is less than zero. Accordingly, $0.7 million, which represents the difference between the agreed upon settlement amount for the repurchase of options and the share-based compensation liability as of December 31, 2008, was recorded as share-based compensation expense in general and administrative expenses during the year ended December 31, 2009. The liability of $1.2 million was subsequently paid in January 2010.

Note L - INCOME TAXES

The Company and its subsidiaries file separate income tax returns, in the various jurisdictions in which the Company and its subsidiaries are located or operate, as required by the relevant tax laws of each jurisdiction.

Cayman Islands

Under the current laws of the Cayman Islands, the Group is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Group to its shareholders, no Cayman Islands withholding tax will be imposed.

In accordance with the new PRC Enterprise Income Tax Laws (the “PRC Income Tax Laws”) effective from January 1, 2008, enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC territory are considered PRC resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management” shall refer to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprise. As of December 31, 2009, no detailed interpretation or guidance has been issued to define “place of effective management”. Furthermore, as of December 31, 2009, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. The Company has analyzed the applicability of this law and will continue to monitor the related development and application.

PRC

The PRC subsidiaries of the Company are governed by the Enterprises Income Tax Law of the PRC Concerning Foreign Investment and Foreign Enterprises and various local income tax laws (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, the Company’s PRC subsidiaries are generally subject to income tax at a statutory rate of 25% on taxable income.

Certain of the Company’s PRC subsidiaries, namely: Koncent, Fuzhou Photop Optics Co., Ltd., and Photop Suwtech, Inc. have received certification as High and New Technologies Enterprises, and, as such, they are eligible for a preferential PRC income tax rate of 15%. Optimal Coatech (Guangzhou) Co., Ltd. was previously under a tax holiday that is currently being transitioned to the applicable statutory tax rate. As such, the applicable tax rate for this subsidiary for 2009 is 10%.

The PRC Income Tax Law also imposes a 10% withholding income tax, effective January 1, 2008, for dividends distributed by a foreign invested enterprise to its immediate holding company outside China. A lower withholding tax rate may be applied based on a relevant tax treaty.

U.S.

The U.S. subsidiary of the Company is subject to U.S. federal income taxes with a marginal tax rate from 15% to 35% and state income taxes of 8.84%. The state income tax paid is deductible for U.S. federal income tax purposes.

Note L - INCOME TAXES (CONTINUED)

The Group had minimal operations in jurisdictions other than the PRC. Income (loss) before income taxes consists of:

For the Year Ended December 31	2009
($000)
The PRC	$8,151
Non-PRC	(665)

$7,486

The income tax expense is comprised of:

For the Year Ended December 31	2009
($000)
Current	$1,482
Deferred	414

$1,896

The Company’s 2009 total income tax expense differs from the theoretical amount that would arise using the PRC statutory income tax rate primarily due to the effects of certain subsidiaries’ preferential tax rates, tax rate differentials in foreign markets, valuation allowances on deferred tax assets generated during the year, and deferred tax liabilities relating to withholding taxes on the distributable profits of the Group’s PRC subsidiaries.

Deferred tax assets and liabilities reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities are as follows:

For the Year Ended December 31	2009
($000)
Deferred tax assets:
Current	$1,361
Valuation allowance	(0)

$1,361

Non-current	$1,578
Valuation allowance	(230)

$1,378

Deferred tax liabilities:
Current	$0
Non-current	$1,095

The Company’s significant deferred tax items relate to accrued expenses, depreciation, deferred revenue, allowance for doubtful accounts, inventory reserve, tax loss carryforwards, and withholding taxes on the distributable profits of the Group’s PRC subsidiaries.

Note L - INCOME TAXES (CONTINUED)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not, that some portion, or all, of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based on certain subsidiaries’ historical taxable losses and their projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that certain deferred tax assets will not be realized. The amount of the deferred tax assets considered realizable, however, could be adjusted if estimates of future taxable income during the carry forward period change.

As of December 31, 2009, the Group intends to repatriate the distributable profits of the Group’s PRC subsidiaries to the parent company. As such, as of December 31, 2009, the Group is providing a deferred tax liability of $1 million equal to the statutory 10% withholding tax associated with the distributable amount.

As of December 31, 2009, the Company has tax losses of $0.7 million, of which $0.7 million are subject to a 20 year carryforward period, with expiration beginning in 2028 if unutilized. All the losses relate to the Company’s United States subsidiary; Photop Technologies, Inc. (USA).

Based upon the Company’s evaluation of its income tax positions as of December 31, 2009, the Company has no unrecognized tax positions.

Note M - COMMITMENTS AND CONTINGENCIES

Operating lease

Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases. The terms of the leases do not contain rent escalation or contingent rents. Total rental expense under all operating leases was $1.3 million for the year ended December 31, 2009.

Future minimum lease payments under the Group’s non-cancelable operating leases are as follows:

Year Ending December 31,	2009
($000)
2010	$1,207
2011	769
2012	469
2013	467
2014	377
Thereafter	290

The Company does not have any other significant commitments as of December 31, 2009.

Note N - MAJOR CUSTOMERS

During the year ended December 31, 2009 two customers each accounted for 10% or more of total net sales. Total net sales recorded for these two customers was $16.4 million.

Note O - SUBSEQUENT EVENTS

On January 4, 2010, the shareholders of Photop Technologies, Inc. sold their entire equity interest in Photop Technologies, Inc. to II-VI Incorporated, a publicly-listed company in the United States of America. The initial sales price consideration consisted of cash of approximately $45.6 million and 1,145,852 shares of II-VI Incorporated common stock. In addition, the sales agreement provides up to $12.0 million of additional earn-out opportunities based upon Photop achieving certain agreed upon financial targets in calendar 2010 and 2011. The final sales price is subject to customary closing adjustments, including working capital adjustments.